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                                                                   EXHIBIT 10.62


                              EMPLOYMENT AGREEMENT

                  AGREEMENT made as of the 2nd day of September, 1997, by and between Mego Mortgage Corporation, a Delaware corporation having its principal place of business at 1000 Parkwood Circle, 5th Floor, Atlanta, Georgia 30339 (hereinafter called the "Company") and Jeffrey S. Moore residing at 3651 Blakeford Drive, Marietta, Georgia 30062 (hereinafter called the "Executive").

                              W I T N E S S E T H :

                  WHEREAS, the Executive is currently employed by the Company as its Chief Operating Officer and also serves as a director of the Company;

                  WHEREAS, effective as of the date hereof, the Company desires to employ the Executive as its Chief Executive Officer and the Executive is willing to serve in such capacity;

                  WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:



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                  1. Employment. (a) The Company hereby agrees to employ the
Executive as its Chief Executive Officer and during the term of this Agreement to recommend that Executive continue to be elected to the Board of Directors of the Company (the "Board") and the Executive hereby agrees to accept continued employment with the Company, on the terms and conditions herein contained.

                     (b) Except for earlier termination as provided in Section 4 hereof, Executive's employment under this Agreement shall be for a term commencing upon the date hereof (the "Commencement Date") and ending on December 31, 2000 (the "Initial Term"). Subject to Section 4 hereof, the period of employment shall be automatically extended for additional terms of successive one (1) year periods unless, beginning in 1998, the Company or Executive gives written notice to the other, at least sixty (60) days prior to the expiration of any calendar year, of the termination of Executive's employment hereunder ("Notice of Nonextension"), which termination shall be effective on the second anniversary of the first day of the calendar year following the calendar year during which Notice of Nonextension was provided. The period during which the Executive is employed hereunder is hereinafter referred to as the "Employment Term".

                  2. Duties. (a) The Executive shall serve during the Employment Term as Chief Executive Officer of the Company, reporting only to the Board. The Executive agrees that in such office he shall perform such duties and functions as are commensurate with his status as Chief Executive Officer of the Company as may from time to time be determined by the Board. The Executive shall promptly follow all legal directions of the Board. The Executive shall


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devote substantially all of his working time, attention, skill and efforts to the performance of his duties hereunder. It is further understood and agreed that nothing herein shall prevent the Executive from managing his passive personal investments (subject to applicable Company policies on permissible investments), and (subject to applicable Company policies) participating in charitable and civic endeavors, so long as such activities do not interfere with the Executive's performance of his duties hereunder.

                  (b) Upon request of the Board, the Executive shall also serve as an officer and director of subsidiaries and affiliates of the Company; provided that, any amounts received by Executive as a result of his service as an officer or director of any subsidiary or affiliate of the Company shall serve as an offset against the obligations of the Company hereunder.

                  3. Compensation and Benefits. As full compensation for his services hereunder, and subject to all the provisions hereof:

                     (a) During the Employment Term, the Company shall pay the Executive, in accordance with its normal payroll practices and subject to required withholding, a salary at an annual rate of at least $250,000. Executive's Base Salary shall be increased during each year of the Employment Term commencing on or after January 1, 1999 by the greater of (i) $25,000 or
(ii) an adjustment to reflect any increase in the cost of living over the initial annual rate of $250,000, using as the basis of such increase the Consumer Price Index for All Urban Consumers (CPI-U) for Atlanta, Georgia (the "Index") or in the event such Index is no longer published, such other index as is determined in good faith to be comparable by the Board ("Base Salary"). For purposes of Section 3(a)(ii), the annual adjustment shall reflect the proportionate


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increase in the Index during the twelve (12) month period beginning December 1st of the prior year and ending on November 30th immediately preceding the relevant adjustment date.

                     (b) During the Employment Term, the Executive shall be eligible to participate in all long term incentive plans and equity plans (but not annual bonus plans) that are maintained by the Company from time to time generally for its senior executive employees in accordance with the terms as in effect from time to time.

                     (c) During the Employment Term, the Executive shall be eligible to participate in all pension, welfare and fringe benefit plans, as well as perquisites, maintained by the Company from time to time generally for its senior executive employees in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive).

                     (d) In addition to the Base Salary, and subject to the last two sentences of this paragraph (d), on the first business day of each March (provided that the financial statements for the year prior to payment have been completed, but in no event later than March 31) during the Employment Term commencing with March, 1998, the Company shall pay to the Executive an amount (the "Incentive Bonus") equal to one and one-quarter percent (1.25%) of the Company's pre Federal- tax (and after state and local tax) income for the prior calendar year computed and based on the financial statements of the Company for such calendar year prepared in accordance with generally accepted accounting principles consistently applied; provided that, the Incentive Bonus payable in March 1998 shall be based solely on the Company's pre Federal-tax income for the period commencing September 1, 1997 and ending December 31, 1997; and


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further provided that, except as otherwise provided herein, this Agreement was in full force and effect for the entire calendar year and the Executive had performed the services to the Company required by this Agreement during the entire calendar year. It is understood and agreed that generally accepted accounting principles for the Company's financial statements require, in calculating pre Federal-tax income, a tax provision based on the statutory rate(s) for corporations for all applicable state and local income taxes. The Incentive Bonus and any Incentive Bonus payments hereunder shall be subject to stockholder approval at such time or times as required under Code Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations thereunder (collectively referred herein as "Code Section 162(m)") and the Incentive Bonus shall be administered by the Code Section 162(m) Subcommittee of the Compensation Committee of the Board (the "162(m) Subcommittee"). The Incentive Bonus is intended to comply with the exemption for performance based compensation under Code Section 162(m) and any provision required thereunder shall be deemed part of the Incentive Bonus and the provisions of the Incentive Bonus shall be interpreted and construed in accordance therewith.

                     (e) In addition to the Base Salary and the Incentive Bonus, and subject to the last two sentences of this paragraph (e), the Executive shall receive for each calendar year during the Employment Term, an amount (the "Deferred Compensation") equal to one percent (1.00%) of the amount of "Gain on sale of loans", including the net gain on the sale of whole loans, and any portion of the net gain from sales of loans in securitized transactions included in "Net unrealized gain on mortgage related securities", resulting from the sales of conventional home improvement loans, debt consolidation loans, FHA Title I loans and non-conforming


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mortgage loans (referred to herein as "Loans") and the net gain from the sale of loans in any other form of transaction not included in the foregoing, as shown on the Company's financial statements for such calendar year prepared as set forth above in subsection (d) above; provided that, the Deferred Compensation payable beginning March 1, 1998 (provided that the financial statements applicable to the period commencing September 1, 1997 and ending December 31, 1997 have been completed, but in no event later than March 31) shall be based solely on the Company's gain on sale for the period commencing September 1, 1997 and ending December 31, 1997; and further provided that, the Executive shall not be entitled to receive Deferred Compensation payments for any calendar year if the level of return on stockholder equity (the "Return on Stockholder Equity") is not achieved in accordance with the terms of Exhibit B hereto; and further provided that, except as otherwise provided herein, this Agreement was in full force and effect for the entire calendar year and the Executive had performed the services to the Company required by this Agreement during the entire calendar year. The Deferred Compensation due for any calendar year shall be payable in 24 equal monthly installment payments commencing on March 1 of the following year (provided that the financial statements for the year prior to payment have been completed, but in no event later than March 31). The Deferred Compensation and any Deferred Compensation payments hereunder shall be subject to stockholder approval at such time or times as required under Code Section 162(m) and shall be administered by the 162(m) Subcommittee. The Deferred Compensation is intended to comply with the exemption for performance based compensation under Code Section 162(m) and any provision required thereunder shall be deemed part of the Deferred Compensation provisions (including, without limitation, Exhibit B hereto) and shall be interpreted and construed in


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accordance therewith.

                     (f) The Company agrees to use its reasonable best efforts to obtain the required stockholder approval of the Incentive Bonus and the Deferred Compensation at an annual meeting of the Company's stockholders which occurs no later than January 31, 1998. If the stockholders of the Company do not approve the Incentive Bonus and the Deferred Compensation, the provisions of this Agreement (other than the second sentence of Section 16(a) herein) shall become null and void and the Company and Executive agree that they will negotiate in good faith the terms of a new employment agreement.

                     (g) During the Employment Term:

                         (i)   The Executive shall be reimbursed for his out-of-
pocket travel and entertainment expenses in accordance with the Company's normal policy for senior executive officers, including appropriate documentation.

                         (ii)  The Executive shall be entitled to three (3)
weeks vacation for each calendar year during the Employment Term commencing January 1, 1998.

                         (iii) The Executive shall be provided with a car
allowance to be used for business purposes equivalent to similar allowances provided to senior executives of the Company, but in no event less than $1,000 per month. Executive shall be responsible for any income tax consequences arising from this arrangement.


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                         (iv) The Company agrees to use its reasonable best
efforts to secure for Executive a corporate country club membership, proposed by the Executive and approved by the Company, with an initiation fee not to exceed $50,000 and dues, fees and use expenses not to exceed $10,000 per year, to be utilized for the obtaining of business and entertaining business connections. If the Company has not made Executive a participant in a corporate country club membership, the Company will reimburse Executive for the cost of a membership in a suitable country club, approved by the Company, with an initiation fee not to exceed $10,000 and dues, fees and expenses not to exceed $10,000 per year, to be utilized for the obtaining of business and entertaining business connections. Executive shall be responsible for any income tax consequences arising from this arrangement.

                  4. Termination. The Employment Term shall terminate upon the earliest of the following:

                     (a) the Executive's death;

                     (b) the termination of Executive's employment by the Company for disability in accordance with Section 6;

                     (c) the termination of Executive's employment by the Company for Cause in accordance with Section 7;

                     (d) the termination of the Executive's employment by the Company without Cause in accordance with Section 8 or due to Nonextension of the Employment Term pursuant to Section 1(b) hereof; or


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                     (e) the termination of Executive's employment by the
Executive in accordance with Section 9.

                  5. Death. The death of the Executive shall serve to terminate the Employment Term in which event the Company shall have no liability or further obligation except as follows:

                            (a) The Company shall pay the Executive's estate
(or, if properly designated under a plan, arrangement or Section 17 herein, as applicable, his beneficiary) when otherwise due (i) any unpaid Base Salary for the period prior to such termination of the Employment Term, (ii) any unpaid Deferred Compensation earned during the years prior to the year of such termination (paid in accordance with Section 3(e) hereof), (iii) any declared but unpaid bonuses (including, without limitation the Incentive Bonus) earned during the years prior to the year of such termination, (iv) any declared but unpaid amounts due under any incentive plan earned during the years prior to the year of such termination and (v) any other unpaid amounts due the Executive under employee benefit, fringe benefit or incentive plans earned during the years prior to the year of such termination (items (i) - (v) are hereinafter referred to as "Prior Entitlements").

                     (b) The Executive shall have such rights under any employee benefit, fringe benefit or incentive plan as provided in such plans (the "Rights").

                     (c) The Company shall pay, in accordance with Sections 3(d) and 3(e) herein, the Executive's estate (or, if designated in accordance with Section 17, his beneficiary) a prorated portion of the Executive's Incentive Bonus and/or any Deferred Compensation earned


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during the year in which the Executive's employment terminates in an amount equal to the product of (i) the Incentive Bonus or Deferred Compensation, as applicable, multiplied by (ii) a fraction, the numerator of which is the number of days during the year in which the Executive was employed by the Company during the year in which his employment terminates and the denominator of which is 365 (such prorated amounts, the "Prorated Payments").

                     (d) The Executive's estate or his designated beneficiary shall be entitled to receive those benefits afforded by the Company under its then existing policies to senior executive employees who die while employed by the Company.

                  6. Disability. If the Board reasonably shall determine that the Executive has become physically or mentally incapable of performing his material duties as provided in Section 2 of this Agreement and such incapacity is likely to last for a period of at least one hundred eighty (180) consecutive days from the onset of such incapacity, the Company may, at its election at any time following the one hundred eighty (180) day period while the Executive remains incapable of performing his duties, terminate the Executive's employment hereunder effective immediately by giving the Executive written notice of such termination. In such event, the Company shall have no other obligation to the Executive or his dependents other than the Prior Entitlements, the Rights, the Prorated Payments and any benefits offered by the Company under its then policy to senior executives of the Company who become disabled while employed by the Company.

                  7. Cause. (a) If the Board shall determine that there are grounds for terminating the Employment Term and discharging the Executive for "Cause" (as hereinafter defined), the Company may, at its election at any time within six (6) months after the Company


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shall obtain knowledge of the grounds for termination, give the Executive notice of its intention to terminate the Executive for Cause, stating the grounds for termination and specifying a reasonable date (the "Meeting Date") on which the Executive (or his duly authorized representative) shall be given an opportunity if he desires to discuss such grounds for termination at a meeting of the Board. The Company may suspend Executive without pay during the period following notice to Executive of the Company's intention to terminate the Executive for Cause, provided that if the Company does not terminate Executive's employment for Cause hereunder, the Company shall pay Executive any amounts owed to Executive with regard to the period of suspension.

                     (b) If the grounds for termination are those specified in clause (iii) of paragraph (d) below, the Executive shall have a period of ten
(10) business days from the Meeting Date (the "Cure Period") to cure the breach, provided that if similar grounds arise again within one (1) year of such cure, no new notice need be given and the Company, at its option, may immediately terminate the Executive for Cause.

                     (c) If, following discussion with the Executive (or his duly authorized representative) of the grounds for his termination at the Board meeting (and the expiration of the Cure Period, if any) or, if the Executive (or his duly authorized representative) does not appear, following the Board meeting, the Company shall continue its intent on discharging the Executive for Cause, the Company shall so notify the Executive, and such termination shall be effective immediately.

                     (d) For purposes of this Agreement, the term "Cause" shall mean:


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                         (i)   Conviction of a felony, whether or not such
conviction is appealed;

                         (ii)  Deliberate and premeditated acts which are proven
to be dishonest or malfeasant and involve the funds or other assets of the Company;

                         (iii) Material breach of the terms of this Agreement,
as determined in good faith by at least two-thirds (_) of the Board (excluding the Executive with regard to both voting and calculating the aggregate number of Board members, if he is then serving on the Board);

                         (iv)  The Executive is found guilty of or is enjoined
from a violation of any state or federal securities laws, state or federal laws governing the business of the Company, or rules and regulations of any state or federal agency regulating any of the business of the Company;

                         (v)   Habitual use of alcohol or drugs to a degree that
such use substantially interferes with Executive's performance of his duties, provided the Company has given Executive written notice and a reasonable opportunity to appear before the Board.

                     (e) If the Company shall terminate the Executive's employment pursuant to this Section 7, it shall have no further liability or obligation hereunder except as follows:

                         (i)   The Company shall promptly pay the Executive his
then


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current Base Salary through the effective date of such termination and the
Executive shall not receive any other amounts hereunder including, without limitation, any Prior Entitlements, Rights or Prorated Payments;

                         (ii) The Executive shall receive the benefits, if any,
and have the rights afforded by the Company under its then existing policies to employees whose employment is terminated for Cause or under the specific terms of any welfare, fringe benefit or incentive plan.

                  8. Termination by the Company without Cause or Nonextension of the Term by the Company. (a) In the event the Company shall terminate the Employment Term without Cause or the Executive's employment terminates as a result of the Company giving a Notice of Nonextension of the Employment Term pursuant to Section 1(b) hereof, then, except as otherwise provided in Section 10 hereof, the Company shall have no obligation to the Executive except as follows:

                         (i) (A) In the event of a termination without Cause
                  which occurs prior to the end of the Initial Term, the Executive shall receive, subject to required withholding, (x) his Prior Entitlements, Rights and Prorated Payments, (y) his Base Salary, paid in accordance with the Company's normal payroll practices, through the end of the Initial Term, provided that in no event shall the amount be less than one
                  (1) year's Base Salary and (z) an amount equal to:

                     I. the greater of (a) one hundred twenty five percent (125%) of the Incentive Bonus for the full calendar year immediately preceding


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                                    the year in which Executive's employment
                                    terminates or (b) one hundred twenty five percent (125%) of the annualized Incentive Bonus for the full calendar year in which the Executive's employment terminates; multiplied by

                           II. the number of full calendar years remaining to the end of the Initial Term plus a fraction the numerator of which is the number of months during any partial year remaining to the end of the Initial Term and the denominator of which is twelve (12);

                  provided that, in no event shall the amount be less than the greater of the amounts set forth in I(a) or I(b) above. One-half (1/2) of the amount payable under this Section 8(a)(i)(A)(z) shall be paid as soon as practicable, but in no event later than sixty (60) days following the close of the quarter in which Executive's employment terminates (the "Section 8(a)(i)(A) Initial Payment Date") and one-half (1/2) of such amount shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following the Section 8(a)(i)(A) Initial Payment Date.

                                    (B) In the event of a termination without
                  Cause which occurs after the Initial Term, the Executive shall receive, subject to required withholding, (x) his Prior Entitlements, Rights and Prorated Payments, (y) his Base Salary, paid in accordance with the Company's normal payroll practices, through the end of the then current Employment Term provided that in no event


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                  shall the amount be less than one (1) year's Base Salary and
                  (z) one hundred twenty five percent (125%) of the annualized Incentive Bonus for the full calendar year in which the Executive's employment terminates. One-half (1/2) of the amount payable under this Section 8(a)(i)(B)(z) shall be paid as soon as practicable, but in no event later than sixty (60) days following the close of the quarter in which Executive's employment terminates (the "Section 8(a)(i)(B) Initial Payment Date") and one-half (1/2) of such amount shall be payable in twelve (12) equal monthly installments commencing on the first day of the month following the Section 8(a)(i)(B) Initial Payment Date.

                                    (C) In the event of a termination due to a
                  Nonextension of the Employment Term by the Company, Executive shall receive his Prior Entitlements, Rights, Prorated Payments and $600,000 payable in twelve (12) equal monthly installments commencing on the first day of the first month following Executive's termination of employment with the Company.

                           (ii) During the period, if any, in which Executive
                  continues to receive any payments in accordance with Section 8(a)(i) above, the Executive shall not be an employee and shall not be entitled to receive any fringes, perquisites or benefits from the Company.

                     (b) The Executive shall not be required to mitigate the amount of any payment provided for in paragraph (a) by seeking other employment nor shall any amounts to be received by the Executive hereunder be reduced by any other compensation earned.


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                     (c) Any amounts being paid to or on behalf of the Executive under this Section 8 shall immediately cease if the Executive enters into Competition (as defined in Section 11 hereof) with the Company or any subsidiary (within the meaning of Code Section 424(f)) (the "Control Group") during the one
(1) year period following the Executive's termination of employment with the Company and the Company shall have no further obligation to the Executive hereunder.

                  9. Termination by the Executive by Notice of Nonextension; Termination by the Executive other than by Notice of Nonextension. (a) In the event the Executive shall terminate the Employment Term as a result of the Executive giving a Notice of Nonextension of the Employment Term pursuant to
Section 1(b) hereof, then, except as otherwise provided in Section 10 hereof, the Executive shall receive his Prior Entitlements, Rights, Prorated Payments and $600,000, payable in twelve (12) equal monthly installments commencing on the first day of the first month following his termination of employment with the Company.

                     (b) In the event the Executive shall voluntarily terminate the Employment Term other than by Notice of Nonextension, then, except as otherwise provided in Section 10 hereof, the Company shall have no further liability or obligation hereunder except as follows: (i) The Company shall promptly pay the Executive his then current Base Salary through the effective date of such termination and the Executive shall not receive any other amounts hereunder including, without limitation, any Prior Entitlements, Rights or Prorated Payments; (ii) The Executive shall receive the benefits, if any, and have the rights afforded by the Company under its then existing policies to employees who voluntarily terminate their employment or under


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the specific terms of any welfare, fringe benefit or incentive plan.

                      (c) The Executive shall not be required to mitigate the amount of any payment provided for in paragraph (a) by seeking other employment nor shall any amounts to be received by the Executive hereunder be reduced by any other compensation earned.

                      (d) Any amounts being paid to or on behalf of the Executive under this Section 9 shall immediately cease if the Executive enters into Competition with the Control Group during the one (1) year period following the Executive's termination of employment with the Company and the Company shall have no further obligation to the Executive hereunder.

                  10. Change in Control. In the event of a Change in Control, as defined in Exhibit A hereto, the Company shall have no obligation to the Executive except as follows:

                      (a) The Company (or its successor) shall pay Executive $1,000,000 in a lump sum within thirty (30) days following the date of the Change in Control.

                      (b) In lieu of any other payments payable to the Executive under Sections 8 and 9 of this Agreement (i) if within sixty (60) days immediately following the date of the Change in Control which occurs during the Initial Term, Executive voluntarily terminates his employment hereunder and Executive is not employed by the Company (or its successor) under another employment agreement (a "Successor Agreement"), Executive shall receive subject to required withholding (x) his Prior Entitlements, Rights and Prorated Payments and (y) the greater of (I) one hundred twenty five percent (125%) of the Incentive Bonus for the full calendar year


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immediately preceding the year in which Executive's employment terminates or
(II) one hundred twenty five percent (125%) of the annualized Incentive Bonus for the full calendar year in which the Executive's employment terminates; or
(ii) if within sixty (60) days immediately following the date of the Change in Control which occurs after the Initial Term, Executive voluntarily terminates his employment hereunder and Executive is not employed by the Company (or its successor) under a Successor Agreement, Executive shall receive subject to required withholding (x) his Prior Entitlements, Rights and Prorated Payments and (y) one hundred twenty five percent (125%) of the annualized Incentive Bonus for the full calendar year in which the Executive's employment terminates.

                      (c) In lieu of any other payments payable to the Executive under Sections 8 and 9 of this Agreement, (i) if within one (1) year immediately following the date of the Change in Control which occurs during the Initial Term, the Company (or its successor) terminates the Executive's employment hereunder without Cause and Executive is not employed under a Successor Agreement, Executive shall receive subject to required withholding (x) his Prior Entitlements, Rights and Prorated Payments, (y) his Base Salary, paid in accordance with the Company's (or its successor's) normal payroll practices, through the end of the Initial Term, provided that in no event shall the amount be less than one (1) year's Base Salary and (z) an amount equal to:

                  I. the greater of (a) one hundred twenty five percent (125%) of the Incentive Bonus for the full calendar year immediately preceding the year in which Executive's employment terminates or (b) one


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                           hundred twenty five percent (125%) of the annualized
                           Incentive Bonus for the full calendar year in which the Executive's employment terminates; multiplied by

                  II. the greater of (a) the number of full calendar years remaining to the end of the Initial Term plus a fraction the numerator of which is the number of months during any partial year remaining to the end of the Initial Term and the denominator of which is twelve (12) or (b) two (2); or

(ii) if within one (1) year immediately following the date of the Change in Control which occurs after the Initial Term, the Company (or its successor) terminates the Executive's employment hereunder without Cause and Executive is not employed under a Successor Agreement, Executive shall receive subject to required withholding (x) his Prior Entitlements, Rights and Prorated Payments,
(y) his Base Salary, paid in accordance with the Company's (or its successor's) normal payroll practices, through the end of the then current Employment Term provided that in no event shall the amount be less than one (1) year's Base Salary and (z) two hundred fifty percent (250%) of the annualized Incentive Bonus for the full calendar year in which the Executive's employment terminates.

                      (d) One-half (1/2) of any amounts payable under Sections 10(b)(i)(y), 10(b)(ii)(y), 10(c)(i)(z) or 10(c)(ii)(z), as applicable, shall be paid as soon as practicable, but in no event later than sixty (60) days following the close of the quarter in which Executive's employment terminates (the "Initial Payment Date") and one-half (1/2) of such amount shall be


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payable in twelve (12) equal monthly installments commencing on the first day of the month following the Initial Payment Date.

                      (e) Any amounts being paid to or on behalf of the Executive under paragraph (b) or (c) above shall immediately cease if (A) the Executive becomes reemployed by the Company (or its successor) or (B) the Executive enters into Competition with the Control Group during the one (1) year period following the Executive's termination of employment with the Company (or its successor).

                      (f) If the sum of the $1,000,000 payment made to the Executive under Section 10(a) and any amounts paid to the Executive under
Section 10(b) or 10(c) plus the value (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q & A 24) of any accelerated vesting of the stock appreciation rights granted pursuant to the three Stock Appreciation Right Agreements entered into between the Company and the Executive, dated August 20, 1997 (the "Stock Appreciation Right Agreements") taken together, and without regard to any other benefits or amounts paid or payable to the Executive (the "280G Amounts"), cause the Executive to be subject to any excise tax liability (the "Excise Tax") pursuant to Code Section 4999, the Company shall pay to the Executive as soon as practicable, but in no event later than ninety
(90) days following the date of the Change in Control, an amount (the "Excise Tax Reimbursement Payment"), as determined by the Board in its sole and absolute discretion, sufficient to reimburse Executive for payment of all or a portion of the Excise Tax as set forth below and not the Excise Tax or any other tax on the Excise Tax Reimbursement Payment. The amount of the Excise Tax Reimbursement Payment payable under this Section 10(f) shall be an amount equal to (i) the Excise Tax, if any, due on the 280G Amounts (calculated in accordance with Code Sections 280G and 4999), multiplied by (ii) a fraction, the numerator of which is the sum of the $1,000,000 payment under Section 10(a) and any amounts paid to the Executive under Section 10(b) or 10(c) and the denominator of which is the 280G Amounts. Notwithstanding the foregoing, the amount payable under this Section 10(f) shall be limited to $400,000.

                  11. Non-Competition, Confidential Information,
Nondisparagement. (a) During the Employment Term and for a period of one (1) year following the termination of Executive's employment hereunder the Executive shall not enter into Competition with the Control Group. For purposes of this Agreement, "Competition" shall mean the:

                     (i) participating, directly or indirectly, as an individual proprietor, stockholder, officer, employee, director, joint venturer, investor, lender, or in any capacity whatsoever (within the United States of America, or in any country where the Control Group does business) in any (A) activity with respect to Loans or (B) any other business or activity which competes with or is engaged in the same business or activity as the Company, provided, however, that such participation shall not include (C) the mere ownership of not more than five percent (5%) of the total outstanding stock of a publicly held company; or (D) any activity engaged in with the prior written approval of the Board; or

                     (ii) recruiting, soliciting or inducing, of any employee or employees of the Control Group to terminate their employment with, or otherwise cease their relationship with, the Control Group.

                  Executive agrees that the provisions of this Section 11 are necessary and reasonable to protect the Control Group in the conduct of its business and to protect confidential information. If any restriction set forth with regard to Competition is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

                     (b) The Executive undertakes and agrees that during the Employment Term and thereafter he shall hold in a fiduciary capacity for the benefit of the Control Group all secret or confidential information, knowledge or data relating to the Control Group or its business (which shall be defined as all such information, knowledge and data coming to the Executive's attention by virtue of his employment at the Company except that which is otherwise public knowledge or known within the Company's industry). During such period, the Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other body having jurisdiction over such matter or unless required by lawful process or subpoena, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The foregoing shall not limit the disclosure by the Executive of such information in the course of the performance of his duties as Chief Executive Officer so long as such disclosure is in good faith. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, Executive shall promptly notify the Company of any such order and shall cooperate fully with the Company at the Company's request and expense in seeking a protective order.

                     (c) During the Employment Term and thereafter while the Executive is receiving any amounts pursuant to Sections 8, 9 or 10 hereof, the Executive shall not make any statements or comments (i) to any form of media of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group or the Board, or (ii) to any employee of the Control Group or to any customer of the Control Group of a negative nature that reasonably could be considered to have an adverse impact on the business or reputation of the Control Group or the Board, provided that in no event shall the foregoing limitation apply to (i) compliance with legal process or subpoena, (ii) statements in response to inquiry from a court or regulatory body, (iii) a possible future employer in connection with employment discussions, (iv) statements which are generally available public knowledge or which are known to the person to whom the statement is made (other than due to acts by the Executive which are in violation of this Agreement), or (v) in response to inquiry from the Board.

                     (d) Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by the Executive of any provision of this Section, the Executive and the Company agree that the Company shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain the Executive from committing such breach of the Agreement. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, the recovery of damages.

                      (e) The provisions of this Section 11 shall survive the expiration of this Agreement or the termination of the Agreement for any reason.

                  12. Executive's Representation. The Executive represents and warrants to the Company that there is no legal impediment to him performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction.

                  13. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and permitted assigns. This Agreement is personal to the Executive and neither this Agreement or any rights hereunder may be assigned by the Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Employment Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale as described in the preceding sentence, it shall use its reasonable best efforts to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

                  14. Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at the address of such party first given above. Notices to the Company shall be addressed to the Chairman of the Board with a copy similarly sent to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three (3) days after mailing if mailed as aforesaid.

                  15. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Delaware applicable to contracts to be performed therein.

                  16. Miscellaneous. (a) This Agreement and the Stock Appreciation Right Agreements represent the entire understanding of the parties hereto, supersede any prior understandings or agreements between the parties, including, without limitation, the Employment and Non-Competition Agreement by and between Mego Mortgage Corporation and the Executive dated as of January 1, 1994 (the "Prior Employment Agreement"), and the terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. Notwithstanding anything else herein, paragraphs 4(b) and 4(c) of the Prior Employment Agreement shall remain in effect for any incentive bonus or deferred compensation earned under the Prior Employment Agreement prior to the Commencement Date, provided that, any incentive bonus or deferred compensation payable thereunder for the calendar year 1997 shall be based solely on the Company's after tax income and "Gain on Sale" (as determined under the Prior Employment Agreement) for the period commencing January 1, 1997 and ending August 31, 1997.

                      (b) The Company's and the Executive's obligations under the second sentence of Section 3(f) hereof and the Company's obligation to pay Executive any amounts pursuant to Sections 5, 6, 8, 9 or 10 hereof shall survive the expiration of this Agreement or a termination of this Agreement for any reason.

                      (c) No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

                  17. Beneficiary. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving the Company written notice thereof in accordance with applicable Company policies. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                  18. Calculation of Certain Amounts. Notwithstanding anything else herein, the Executive and the Company hereby agree that the calculations of the amount of any Incentive Bonus, Deferred Compensation, Prorated Payments, amounts payable pursuant to Sections 8(a)(i)(A)(z), 8(a)(i)(B)(z), 10(b)(i)(y), 10(b)(ii)(y), 10(c)(i)(z) and 10(c)(ii)(z) and any increase in Base Salary shall be performed by the Company's then certified independent public accountants and that such determination shall be final and binding on the Company, the Executive and their respective, successors, heirs (in the case of the Executive) and permitted assigns. The calculations of the amount of any Incentive Bonus, Deferred Compensation, Prorated Payments and amounts payable pursuant to Sections 8(a)(i)(A)(z), 8(a)(i)(B)(z), 10(b)(i)(y), 10(b)(ii)(y), 10(c)(i)(z)
and 10(c)(ii)(z) shall be based on the financial statements of the Company for the applicable period in accordance with generally accepted accounting principles consistently applied.

                  19. Legal Fees. The Company shall reimburse the Executive the reasonable legal fees (based on reasonable hourly rates and disbursements) incurred by him in connection with entering into this Agreement, provided that in no event shall such reimbursement exceed $10,000.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                    MEGO MORTGAGE CORPORATION

                                    By:
                                        ----------------------------------

                                    Title:
                                           -------------------------------

                                    EXECUTIVE

                                    --------------------------------------

                                    Exhibit A

         A "Change in Control" shall be deemed to have occurred upon:

                  (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

                  (b) during any period of two consecutive years (not including any period prior to the Commencement Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c) or (d) of this Exhibit A) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board, provided that a Change in Control shall not occur pursuant to this subsection (b) if Robert Nederlander, Jerome J. Cohen, Don A. Mayerson, Growth Realty, Inc. and Herbert B. Hirsch or any of them own, either directly or indirectly (indirect ownership shall be determined in accordance with the constructive ownership rules under Code Section 318 and amounts indirectly owned shall also include any stock contributed by any of the foregoing to a private foundation and/or trust), more than ten percent (10%) of the voting stock of the Company;

                  (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than thirty-three percent (33%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or

                  (d) the stockholders of the Company approve a plan of complete liquidation of the Company or the closing of a sale or disposition by the Company of all or substantially all of the assets of the Company other than a sale of all substantially all of the assets of the Company (other than in the ordinary course of business) to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.

                  Notwithstanding the foregoing, the spinoff of the shares of common stock of the Company by Mego Financial Corporation will not constitute a Change in Control for purposes of this Agreement. Only one (1) Change in Control may occur under this Agreement.

                                    Exhibit B



--------------------------------------------------------------------------------
POTENTIAL DEFERRED COMPENSATION     PERFORMANCE CRITERIA
PAYMENT
--------------------------------------------------------------------------------
March 1998 Payment                  A ten percent (10%) rate of Return on
                                    Stockholder Equity for calendar year 1997.
--------------------------------------------------------------------------------
March 1999 Payment                  (i) A ten percent (10%) rate of Return on
                                    Stockholder Equity for calendar year 1998
                                    or, (ii) a ten percent (10%) Average Annual
                                    Rate of Return on Stockholder Equity for
                                    calendar years 1997 and 1998.
--------------------------------------------------------------------------------
March 2000 Payment                  (i) A ten percent (10%) rate of Return on
                                    Stockholder Equity for calendar year 1999
                                    or, (ii) a ten percent (10%) Average Annual
                                    Rate of Return on Stockholder Equity for
                                    calendar years 1998 and 1999.
--------------------------------------------------------------------------------
Potential Payment Following the     (i) A ten percent (10%) rate of Return on
March 2000 Payment                  Stockholder Equity for the calendar year for
                                    which the potential payment is being made
                                    or, (ii) a ten percent (10%) Average Annual
                                    Rate of Return on Stockholder Equity for the
                                    calendar year for which the potential
                                    payment is being made and the calendar year
                                    prior to the calendar year for which the
                                    potential payment is being made.
--------------------------------------------------------------------------------


For purposes of this Agreement, including without limitation this Exhibit B, (i) the rate of Return on Stockholder Equity shall be determined by the Company's then certified independent public accountants in accordance with generally accepted accounting principles, as in effect on the date of this Agreement, consistently applied and shall be based on stockholder equity on the first day of the calendar year and the net income earned for such calendar year, as determined in a manner consistent with the method used for calculating stockholder equity and net income for the Company's financial statements, and
(ii) Average Annual Rate of Return on Stockholder Equity shall mean (a) the sum of the rate of Return on Stockholder Equity for each of the two relevant calendar years, (b) divided by two (2). Any determination by the Company's accountants shall be final and binding on the Company, the Executive and their respective, successors, heirs (in the case of the Executive) and permitted assigns.